                                                                   EXHIBIT 99.h1

                            TRANSFER AGENCY AGREEMENT

     THIS  AGREEMENT,  made as of August 31,  2004,  is by and between  AMERICAN
CENTURY ASSET ALLOCATION PORTFOLIOS, INC., a Maryland corporation ("ACAAP"), and
AMERICAN   CENTURY   SERVICES   CORPORATION,   INC.,   a  Missouri   corporation
("Services").

     1. By action of its Board of  Directors  taken on August  17,  2004,  ACAAP
appointed   Services  as  its  transfer  agent,   and  Services   accepted  such
appointment.

     2. As transfer  agent for ACAAP,  Services  shall perform all the functions usually performed by transfer agents of investment companies, in accordance with the policies and practices of ACAAP as disclosed in its  prospectus or otherwise communicated to Services from time to time,  including,  but not limited to, the following:

     (a)  Recording the  ownership,  transfer,  conversion and  cancellation  of ownership of shares of ACAAP on the books of ACAAP;

     (b)  Causing the issuance,  transfer,  conversion and cancellation of stock certificates of ACAAP;

     (c)  Establishing and maintaining records of accounts;

     (d)  Computing and causing to be prepared and mailed or otherwise delivered to  shareholders  payment  of  redemption  proceeds  due from ACAAP on redemption of shares and notices of reinvestment in additional  shares of  dividends,  stock  dividends or stock splits  declared by ACAAP on shares of ACAAP;

     (e)  Furnishing  to  shareholders  such  information  as may be  reasonably required by ACAAP, including confirmation of shareholder  transactions and appropriate income tax information;

     (f)  Addressing  and  mailing  to  shareholders  prospectuses,  annual  and
          semiannual  reports;   addressing  and  mailing  proxy  materials  for
          shareholder meetings prepared by or on behalf of ACAAP, and tabulating the proxy votes;

     (g)  Replacing  allegedly lost,  stolen or destroyed stock  certificates in accordance  with and  subject to usual and  customary  procedures  and conditions;

     (h)  Maintaining such books and records  relating to transactions  effected by  Services  pursuant  to  this  Agreement  as  are  required  by the
          Investment Company Act of 1940, or by rules or regulations thereunder, or by any other  applicable  provisions  of law, to be  maintained  by
          ACAAP  or its  transfer  agent  with  respect  to  such  transactions;
          preserving, or causing to be preserved, any such books and records for such periods as may be required by any such law,  rule or  regulation;

          furnishing ACAAP such information as to such  transactions and at such times as may be  reasonably  required by it to comply with  applicable laws and  regulations,  including  but not  limited to the laws of the several states of the United States;

     (i)  Dealing with and  answering  all  correspondence  from or on behalf of shareholders relating to its functions under this Agreement.

     3. ACAAP may perform on site inspection of records and accounts and perform audits directly  pertaining to ACAAP  shareholder  accounts serviced by Services hereunder at Services'  facilities in accordance with  reasonable  procedures at the frequency necessary to show proper  administration of this agreement and the proper audit of ACAAP's  financial  statements.  Services  will  cooperate  with
ACAAP's auditors and the representatives of appropriate  regulatory agencies and furnish all reasonably requested records and data.

     4. (a) Services will at all times  exercise due diligence and good faith in performing its duties hereunder.  Services will make every reasonable effort and take all reasonably  available  measures to assure the adequacy of its personnel and  facilities  as well  as the  accurate  performance  of all  services  to be performed  by it  hereunder  within  the  time  requirements  of any  applicable statutes, rules or regulations or as disclosed in ACAAP's prospectus.

        (b) Services shall not be responsible for, and ACAAP agrees to indemnify
Services, for any losses, damages or expenses (including reasonable counsel fees and expenses) (a) resulting from any claim, demand, action or suit not resulting from Services failure to exercise good faith or due diligence and arising out of or in connection with Services' duties on behalf of the fund hereunder;  (b) for any delay,  error,  or omission by reason or  circumstance  beyond its  control, including  acts of civil or  military  authority,  national  emergencies,  labor difficulties  (except with  response to Services  employees),  fire,  mechanical breakdowns beyond its control,  floor or catastrophe,  act of God, insurrection, war,  riot or failure  beyond its control of  transportation,  communication  or power supply;  or (c) for any action taken or omitted to be taken by Services in
good  faith  in  reliance  on  (i)  the   authenticity   of  any  instrument  or
communication  reasonably believed by it to be genuine and to have been properly made and signed or endorsed by an  appropriate  person,  or (ii) the accuracy of any records or information  provided to it by ACAAP,  (iii) any authorization or instruction  contained  in any  officers'  instruction,  or (iv) any  advise  of counsel  approved  by ACAAP who may be  internally  employed  counsel or outside counsel, in either case for ACAAP or Services.

     5.  Services  shall not look to ACAAP  for  compensation  for its  services
described  herein.  It  shall  be  compensated   entirely  by  American  Century
Investment  Management,  Inc.,  pursuant  to the  management  agreement  between
American Century Investment Management,  Inc. and ACAAP, which requires American
Century Investment Management,  Inc. to pay, with certain exceptions, all of the expenses of ACAAP.

     6. (a) This Agreement may be terminated by either party at any time without penalty upon giving the other party 60 days written  notice (which notice may be waived by either party).

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        (b) Upon  termination,  Services  will  deliver  to ACAAP all  microfilm records  pertaining  to  shareholder  accounts  of  ACAAP,  and all  records  of shareholder  accounts in machine  readable  form in the format in which they are maintained by Services.

        (c) All data processing programs used by Services in connection with the performance  of its  duties  under  this  Agreement  are the sole and  exclusive property of Services,  and after the termination of this Agreement,  ACAAP shall have no right to use the same.

     IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first above written.

                                  AMERICAN CENTURY ASSET
                                  ALLOCATION PORTFOLIOS, INC.

                                  By:  /s/ Charles A. Etherington
                                       -------------------------------------
                                       Charles A. Etherington
                                       Vice President

                                  AMERICAN CENTURY SERVICES CORPORATON

                                  By:  /s/ David C. Tucker
                                       -------------------------------------
                                       David C. Tucker
                                       Senior Vice President

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